Exhibit 9.01(e)

BIOLIFE SOLUTIONS ANNOUNCES EXPANDED CUSTOMER BASE IN THE HIGH GROWTH REGENERATIVE MEDICINE MARKET

 HypoThermosol® and CryoStor® Now Incorporated into the Development Stage Products of Hundreds of High Profile Organizations

Bothell, WA. June 1, 2011 – BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer and manufacturer of clinical grade biopreservation media products for cells and tissues, today issued an update on the growing number and quality of life science organizations using the Company’s products.   These customers are all now purchasing HypoThermosol and/or CryoStor to support the development of new regenerative medicine products and therapies.

Mike Rice, Chairman and CEO, commented on the growing adoption of BioLife’s best-in-class HypoThermosol storage/shipping media and CryoStor freeze media by stating, “We continue to acquire new regenerative medicine customers who are aware of growing regulatory oversight of reagents used in the manufacturing, storage, and delivery processes of novel cell and tissue based products.  Our GMP manufactured, serum-free, protein-free biopreservation media products have a robust quality profile and proven superior preservation efficacy across a broad spectrum of cell and tissue types.  The cost, quality, and performance of our products are all highly aligned with the requirements of the regenerative medicine market.”

Now totaling more than several hundred accounts, BioLife’s regenerative medicine customer base is comprised of private and public companies and hospital-based transplant centers including Cardio 3 Biosciences, Children’s Cancer Research Institute (Vienna, Austria), DCPrime BV, and Intercytex Ltd.

MedMarket Diligence, LLC, estimates that the current worldwide market for regenerative medicine products and services is growing at 20% annually.  Scientia Advisors, a biotech and medical consulting firm, estimates that the market for regenerative medicine technologies that repair the body could swell to $15-20 billion over the next 15 years. Axis Research Mind estimates the global market value for cryopreservation equipment used in the stem cells industry to be worth $2.2 billion by 2015, representing a CAGR of about 24%. Freezers represent more than half of the cryopreservation equipment market value, with biopreservation reagents accounting for close to 20% of the total market.  Accordingly, BioLife’s addressable market is estimated at nearly $450MM in 2015.

Rice continued, “As regulatory scrutiny increases, we expect pre-formulated biopreservation media products such as our HypoThermosol and CryoStor to continue to displace ‘home-brew’ preservation cocktails.  While the regenerative medicine market is still in an early phase, our technologies are embedded into numerous clinical trial stage products and we see significant upside in the Company’s financial operations from fulfilling potential increased product demand, should our customers’ products gain regulatory and marketing approvals.”

BioLife recently exhibited at the 17th International Society for Cellular Therapy Annual Meeting in Rotterdam, Netherlands.  Aby J. Mathew, Ph.D., Senior Vice President & Chief Technology Officer, presented a tutorial titled, Biopreservation and Stability Considerations for Cellular Therapies – Clinical Applications of HypoThermosol® and CryoStor® as Ancillary or Excipient Reagents.  In this presentation, Dr. Mathew provided examples of customer adoption of BioLife’s patented biopreservation media products and their underlying scientific foundation.  The presentation may be viewed here: http://www.biolifesolutions.com/wp-content/uploads/ISCT-2011-BioLife-Tutorial.pdf.  The Spring 2011 issue of BioPreservation Today®, which includes listings of development stage regenerative medicine applications incorporating CryoStor and HypoThermosol, can be found here: http://www.biolifesolutions.com/wp-content/uploads/BPT-Spring2011.pdf.

About BioLife Solutions, Inc.:
Founded in 1998, with the initial development of its intellectual property base in 1992, BioLife Solutions develops, manufactures, and markets patented hypothermic storage/transport and cryopreservation (freeze) media products for cells, tissues, and organs, and also performs contract media manufacturing and contract research and development. The Company's proprietary HypoThermosol and CryoStor platform of biopreservation media products are marketed to academic research institutions, hospitals, and commercial companies involved in cell therapy, tissue engineering, cord blood banking, drug discovery, and toxicology testing. BioLife's GMP products are serum-free and protein-free, fully defined, and pre-formulated to reduce preservation-induced, delayed-onset cell damage and death.  US FDA Master Files are available for cross-reference. BioLife's enabling technology provides research and clinical customers significantly extended storage stability and improved post-preservation viability and recovery of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com.

Safe Harbor Statement
This shareholder communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements about BioLife Solutions, Inc. (the “Company”) and its future operating results, strategies, and product development plans. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from the results expressed or implied in these forward-looking statements. Factors that may cause or contribute to such differences are more fully discussed, as are other factors, in Part I, Item1A. “Risk Factors” of the Company’s Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so except as may be legally necessary, even if the Company’s estimates should change.

Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com